News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Laura Kiernan
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: laura.kiernan@terex.com

THOMAS J. HANSEN AND DAVID C. WANG JOIN TEREX BOARD OF DIRECTORS

WESTPORT, CT, May 15, 2008 – Thomas J. Hansen and David C. Wang have been elected to the Terex Corporation (NYSE:TEX) Board of Directors, the company announced today.

Mr. Hansen, 59, is vice chairman of Illinois Tool Works, Inc., a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment. He is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. From 1998 until 2006, Mr. Hansen served as Executive Vice President of ITW. He joined the company in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and has held several other positions within the company.

Mr. Wang, 64, is President of Boeing China Inc. and Vice President of International Relations of The Boeing Company, a manufacturer of commercial and military aircraft, and has held these positions since 2002. Prior to joining Boeing, Mr. Wang served as Chairman and Chief Executive Officer of General Electric China from 1997 to 2001. He joined General Electric in 1980 and served in positions of increasing responsibility there. Mr. Wang is also a director of KLA-Tencor Corporation.

“We are extremely pleased to have both Thomas Hansen and David Wang join the Terex Board of Directors,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. ”The combination of the manufacturing, executive management and international experience that these highly talented individuals have gained in their capacities at these two premier companies, ITW and Boeing, will be of great benefit in our Board’s strategic management of Terex as we continue to expand globally and make progress toward our ambitious growth targets.”

Terex Corporation is a diversified global manufacturer with 2007 net sales of more than approximately $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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